Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial Data”, “Senior Securities”, and “Experts” and to the inclusion of our reports (a) dated March 26, 2013 except for Note 13, as to which the date is June 10, 2013, with respect to the consolidated financial statements of CĪON Investment Corporation as of December 31, 2012 and for the period from January 31, 2012 (Inception) through December 31, 2012 and (b) dated June 10, 2013, with respect to the senior securities table of CĪON Investment Corporation as of December 31, 2012 in Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-178646) and related Prospectus of CĪON Investment Corporation for the registration of up to 100,000,000 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

June 10, 2013